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Exhibit 99.1

October 3, 2005

Fellow Rim Semiconductor Company Shareholder,

I am excited to tell you that we have two target customers who have agreed to test and evaluate our product when it becomes available this December. Both of them are in the Fiber-to-the-Home and the Fiber-to-the-Pedestal market segment.

So how do equipment manufacturers and telcos make the decision to buy our products? While performance and price are by far the most important pieces of the decision-making process, they are not the only ones. In the telecommunications industry, these buyers also are heavily influenced by the scientists who work for the research universities. Stanford University and Cambridge University are probably the two most influential schools in the area of research on digital subscriber line (DSL) technology. Our introductory product, the Embarq(TM) family of transport processors, is a part of these DSL technologies. Gaining the trust and interest of leading professors at these two schools are critical steps in gaining wide industry acceptance for our products because the telephone companies and equipment vendors who will deploy our chips rely on them for advice and counsel. Through Dr. David Greaves, a member of our TECHNICAL ADVISORY BOARD, we have a longstanding relationship with Cambridge.

Last week I attended the Telecosm05 conference and spoke at length to a leading professor from Stanford University. I told him in detail some of the innovative design elements that allow Embarq(TM) to achieve such superior results versus other DSL technologies that are on the market today. This professor felt that there was great interest at the telephone companies and equipment vendors for innovation, and further that he is willing to engage in a continuing dialog as we go to market. I find it very encouraging that leaders in the industry are adopting an open and cooperative attitude towards our entry as a new vendor. And I believe that this openness and interest is a good early indicator that our innovations will be accepted by the "thought leaders" in the industry.

I believe, based on customer eagerness and scientific support, that our marketing efforts are right on target. We attracted significant new investor interest last week based on these advances - investors who are excited, as we are, to drive the explosion of multimedia content across the worlds' one billion telephone lines.

Sincerely,

Brad Ketch
President and Chief Executive Officer
Rim Semiconductor Company